Exhibit 4.10

CREDIT FACILITY AGREEMENT

No. 207/11-P

Moscow	July 2011

Gazprombank (Open Joint Stock Company), General license No. 354, hereinafter referred to as “Creditor” or “Bank”, represented by Deputy Chairman of the Board                                                                                                                                             , acting under the Power of Attorney dated                                 20     No.                                   , as the party of the first part, and Mobile TeleSystems Open Joint Stock Company, hereinafter referred to as the “Borrower”, represented by Vice President, Chief Financial Officer Alexey Valeryevich Kornya, acting under the Power of Attorney No. 0530/1 dated 04.06.2010, as the party of the other part, collectively referred to as the “Parties”, have concluded this Agreement as follows:

SECTION I. GENERAL PROVISIONS

1.   INTERPRETATION OF TERMS

For the purposes of the Agreement, the terms listed below have the following meanings:

Credit currency — the currency of the Russian Federation (rubles), in which funds may be granted in accordance with paragraph 6.1 of this Agreement.

MTS Group — means the Borrower and its Subsidiaries at the relevant time moment.

The date of repayment of Credit facility indebtedness — the date of actual repayment of Principal under the Credit Facility in full.

Credit Tranche repayment date — the date of actual repayment of Credit Tranche Principal in full.

Interest payment date — the date by which the Borrower shall pay the interest accrued for the Interest Period.

Monetary obligations of the Borrower — Borrower’s indebtedness under this agreement, including principal, interest, fees and penalties outstanding (not reimbursed, not repaid) on any date when the Agreement is in force.

Subsidiary — legal entity in which another person owns, directly or indirectly, more than 50% of the share capital or similar right, or has the right to determine or control, directly or indirectly, the decisions related to the management of the legal entity through ownership of voting stocks / shares, management contract, being trustee, or otherwise.

Legislation — regulatory legal acts in force in the territory of the Russian Federation, including international agreements ratified by the Russian Federation and valid in the Russian Federation.

Credit facility use — actual provision of funds by the Creditor to the Borrower during the Facility period according to the procedure and terms specified in this Agreement.

Credit facility — a set of Credit Tranches granted by the Creditor to the Borrower according to the procedure and terms specified in this Agreement.

Credit — funds provided by the Creditor to the Borrower to be repaid in accordance with the terms of this Agreement.

Borrower’s obligations — obligations of the Borrower as defined in Article 4 of this Agreement.

Principal — the amount of Credit granted to the Borrower and outstanding (not repaid) on any date of the Agreement, including the amount not reimbursed (not repaid) within the period prescribed by this Agreement.

Credit facility period — the period during which the Borrower, subject to terms set forth in

Article 6.6 of this Agreement, shall have the right to use the Credit facility in accordance with Article 6.3 of this Agreement.

Interest Period — the period for which accrued interest is paid.

Business day — the business day in the country of registration of the Creditor, Borrower and credit institutions, through which settlements under the Agreement are carried out.

Settlement account — bank account of the Borrower in the currency of the Russian Federation opened with the Bank.

Settlement account in foreign currency — bank account of the Borrower in foreign currency, opened with the Bank.

Parties — Gazprombank (Open Joint Stock Company) and the Borrower, separately and collectively, as the context requires.

Credit Tranche — a part of Credit granted under the Credit facility on the terms specified herein.

MosPrime 3M (Moscow Prime Offered Rate) — indicative rate of provision of ruble credits for the term of 3 (three) months at Moscow money market, calculated by the National Foreign Exchange Association, and published on MOSPRIME1 page of REUTERS service (or any other page of REUTERS, which may replace MOSPRIME1 page for these purposes) as of 12:30 pm Moscow time.

2.   SUBJECT MATTER AND SCOPE OF THE AGREEMENT

2.1.   Pursuant to the Agreement, the Creditor shall grant the Credit facility to the Borrower in the amount and under the terms set forth in the Agreement, and the Borrower shall repay the Credit obtained under Credit facility as well as pay interest, fees and fulfill other obligations specified herein.

2.2.   This Agreement governs the relationship regarding granting of Credit by the Creditor to the Borrower and the repayment (reimbursement) of the Credit under the terms set forth herein.

2.3.   This Agreement establishes the order of payment in connection with the provision and repayment (reimbursement) of the Credit.

2.4.   This Agreement establishes the procedure of relationship of the Parties regarding the Bank’s supervision over the use of the Credit provided in accordance with this Agreement.

3.   STATEMENTS AND REPRESENTATIONS OF THE BORROWER

3.1.   The Borrower states that:

3.1.1.     It is a legal entity set up in accordance with established procedure and carrying out its activities in accordance with the Legislation; it has all rights and authorities to own its property, assets and income as well as to carry out its operations in its current form.

3.1.2.     It is entitled to enter into this Agreement, to borrow funds, as well as perform other obligations specified hereunder.

3.1.3.     The Borrower has made all necessary corporate decisions; all necessary permits, approvals, agreements, licenses, exemptions, registrations, notarizations required for the conclusion of this Agreement, borrowing of funds and fulfillment of obligations hereunder have been obtained or made and are valid

3.1.4.     This Agreement is legal, valid and binding for the Borrower and may be enforced against the Borrower in accordance with the terms of this Agreement and provisions of applicable law.

3.1.5.     Undertaking and performing obligations under this Agreement by the Borrower does not result in the following: violation of any provision of constituent documents and internal documents of the Borrower, breach of obligations to third parties under contracts where Borrower is a party, or breach of any judicial decision or administrative act; breach of provisions of the Legislation.

3.1.6.     No facts of non-performance or undue performance of Borrower’s credit obligations under any other agreement (contract), where the Borrower is a party, in the scope exceeding 10 (ten) percent of the book value of assets of the Borrower according to the accounting statements as on the last reporting date, which may affect adversely the Borrower’s ability to perform its obligations hereunder, occurred neither do not exist.

3.1.7.     Accounting statements of the Borrower that has been provided or will be provided by the Borrower to the Bank hereunder contain true and accurate information and are prepared or will be prepared in accordance with Legislation.

3.1.8.     No judicial, arbitration or administrative decisions to collect from the Borrower the funds or any other property the amount or value of which exceeds 10 (ten) percent of the book value of assets of the Borrower according to the accounting statements as on the last reporting date, which may affect adversely the Borrower’s ability to perform its obligations hereunder, have been taken and become effective.

3.1.9.     The Borrower doesn’t have any tax arrears overdue, the amount of which exceeds 10 (ten) percent of the book value of assets of the Borrower according to the accounting statements as on the last reporting date, where the delay in payment lasts no less than three months and hasn’t been disputed by it in good faith.

3.1.10.   No court has received petition from a third party to recognize the Borrower insolvent (bankrupt) and/or to institute bankruptcy procedure against the Borrower (except for petitions and claims or bankruptcy proceedings where the court proceedings are terminated within 60 (sixty) calendar days after they have been accepted by the court ), the Borrower didn’t decide to initiate voluntary liquidation (bankruptcy), the appropriate court didn’t decide to initiate liquidation (bankruptcy) of the Borrower, no supervision procedure nor external administration procedure nor financial improvement nor any other similar actions and measures have been introduced in respect to the Borrower.

3.1.11.   All information provided by the Borrower to the Bank in connection with this Agreement is true, complete and accurate, and the Borrower didn’t conceal any circumstances that could, if revealed, affect adversely the Bank’s decision on granting the credit to the Borrower in accordance with the terms of this Agreement.

3.1.12.   The Borrower is informed about criminal liability for unlawful obtaining of credit by providing false information on the economic situation or financial status, provided for in Article 176 of the Criminal Code of the Russian Federation, as well as the liability for evasion of payment of credit indebtedness provided for in Article 177 of the Criminal Code of the Russian Federation.

3.2.   Throughout the whole period of the Agreement, the Borrower shall:

3.2.1.     Inform the Bank without delay, however, not later than 3 (three) Business days, in respect of any fact that could affect adversely the Borrower’s ability to perform its obligations hereunder to the Bank.

3.2.2.     Maintain proper accounting and reporting reflecting all its financial and business transactions.

3.2.3.     Within 3 (three) Business days from the date of occurrence of any default of obligations inform the Bank about this in writing, stating details as well as corrective measures proposed by the Borrower.

3.2.4.     Refrain from engaging in transactions that result in alienation or possible conditional alienation(1) in favor of third parties (pledge, etc.) (one-time or in parts, free of charge or for disproportionate reimbursement(2) (consideration) to the Borrower) of assets, the book value of which for the period of six consecutive months ending on the last day of each respective fiscal year, or the corresponding fiscal quarter of the Borrower, exceeds 50 (fifty) percent of the book value of assets according to the accounting statements of the Borrower as of the last reporting date.

3.3.   The Borrower acknowledges that the Bank enters into this Agreement completely relying on statements and representations set forth in this Article, and the Borrower is fully responsible for any misstatements contained in provisions of this article (including those resulting in the Agreement to be deemed invalid, fully or partially).

3.4.   The Borrower acknowledges that the statements and representations contained in this article will be valid and represent the facts during the entire term of this Agreement.

4.   BORROWER’S OBLIGATIONS

4.1.   The Borrower shall:

4.1.1.     Use the obtained Credit strictly for the intended purpose in accordance with this Agreement.

4.1.2.     Allow Creditor’s supervision over the current financial status of the Borrower and the intended use of the Credit, including providing the Creditor with the opportunity to review Borrower’s accounting reports, contractual and other documents related to the Credit and its use, providing information on the membership of management bodies of the Borrower, and providing said documents upon Creditor’s reasonable written request submitted to the Borrower not less than 5 (five) Business days in advance.

4.1.3.     Repay (reimburse) the Credit in full within the terms specified herein, including early repayment upon corresponding Creditor’s written request in case the circumstances described in paragraph 7.1 of this Agreement arise, within the time limit specified in paragraph 7.2 of this Agreement.

4.1.4.     Pay to the Creditor in due time and in full the interest, fees and penalties under the Agreement as well as documented expenses incurred by Creditor in connection with the recovery of Borrower’s overdue indebtedness hereunder, including in case of circumstances described by paragraph 7.1 of this Agreement.

4.1.5.     In case the Borrower has any payment documents overdue (List 2 charges, as defined in the Regulation of the Bank of Russia dated March 26, 2007 No. 302-P On the Rules of Accounting in Credit Institutions Located in the Territory of the Russian Federation), take all reasonable measures that may be deemed necessary at the discretion of the Borrower, aimed at execution of payment documents or disputing the actions related to such documents, or other actions, including those aimed at elimination of such requirements.

4.1.6.     In case any changes are made to the constituent documents of the Borrower, provide to the Creditor notarized copies of the corresponding documents within 10 (ten) Business days from the

(1)  The alienation (conditional alienation) is understood as:

•    Transfer of property in circumstances where such transfer is the ground for occurrence of debt or other obligation;

•    Transfer of property in fulfillment of an obligation

(2)  Herewith, the disproportionate reimbursement (consideration) is understood as:

•             Receipt of funds in rubles and/or foreign currency to the bank account of the Borrower maintained with the credit institution after such credit institution has ceased to fulfill its monetary obligations.

date of state registration of changes.

4.1.7.     Provide accounting and other reporting which is prepared by the Borrower pursuant to the Legislation, in accordance with the procedure set forth in Article 8 of this Agreement.

4.1.8.     Inform the Bank in writing about the following circumstances, within 3 (three) Business Days from the date of their occurrence:

4.1.8.1.       Borrower’s debtors default on their monetary obligations, if the amount of claims under each obligation is greater than the sum of the Borrower’s own funds(3) according to the accounting statements as of the last reporting date, or exceeds 50 (fifty) percent of the book value of assets according to the accounting statements of the Borrower as of the last reporting date.

4.1.8.2.       The Borrower fails to perform any of its obligations to its creditors under any other agreement / contract in respect to borrowed funds, exceeding 10 (ten) percent of the book value of assets of the Borrower according to the accounting statements as of the last reporting date, and the creditor under such agreement / contract requires early fulfillment of such obligation.

4.1.8.3.       There is a significant loss of property of the Borrower, the book value of which exceeds 50 (fifty) percent of the book value according to the accounting statements of the Borrower as of the last reporting date, and if such loss of property compromises the fulfillment of obligations to repay the Credit.

4.1.8.4.       There is a change in the shareholders structure, as a result of which a person acquires more than 50 (fifty) percent of the common stock of the Borrower (except in cases where such person is JFC Sistema or any affiliate of JFC Sistema).

4.1.8.5.       The Borrower, during a period of six consecutive months ending on the last day of each respective fiscal year, or the corresponding fiscal quarter of the Borrower, receives a claim (claims) for payment of money or requisition of property, the amount of which exceeds 100,000,000 (one hundred million) U.S. dollars in aggregate or its equivalent in the currency of the Russian Federation at the exchange rate of Bank of Russia on the day of filing the claim and another currency, converted into U.S. dollars through currency exchange rates against the Russian Federation ruble, established by the Bank of Russia on the day of the claim (provided that the amount of at least one of such claims exceeds 20,000,000 (twenty million) U.S. dollars or its equivalent in Russian currency at the exchange rate of the Bank of Russia on the day of the claim or its equivalent in another currency, converted into U.S. dollars through currency exchange rates against the Russian Federation ruble, established the Bank of Russia on the day of the claim) and the judicial decision on satisfaction of such claim(s) has entered into force.

When calculating the amount of claim(s), any claim(s), including a claim(s) for the recovery of any amount, claim(s) on the transfer of property, claim(s) to declare transactions null and void, as well as court decisions to satisfy any such claim(s) becoming effective are not taken into account, where the subject matter of such claim(s) relates to the acquisition by the Borrower (any affiliate of the Borrower) of participation shares in OsOO Bitel (location: 121, Chui Prospect, Bishkek, 720000, the Republic of Kyrgyzstan), or based on such a purchase, or otherwise associated with it, in the amount not exceeding 330,000,000 (three hundred thirty million) U.S. dollars in aggregate.

4.1.8.6.       A process of liquidation, reorganization of the Borrower (except for the reorganization in the form of accession of Borrower’s Subsidiaries to the Borrower ) starts from the time of adoption of the corresponding decision by the authorized management body of the Borrower or from the time when arbitration court accepts petition of an interested party to recognize the Borrower insolvent

(3)  The Borrower’s own funds are the sum of the capital and reserves stated in line 490 of balance sheet.

(bankrupt), (except when such petition is rejected (left undecided) within 60 (sixty) calendar days after the accepting the petition).

4.1.8.7.       Other circumstances occur, which, in the opinion of the Borrower, are obviously indicative of Borrower’s inability to perform its obligations hereunder due to a significant deterioration of financial status.

4.1.9. Beginning with the month following the month when the first Credit Tranche was received, and up to the date (day) of repayment (reimbursement) of Credit, ensure monthly receipts (during calendar month) in rubles / foreign currency to Borrower’s Settlement accounts / Settlement account in foreign currency opened with the Bank in the form of sale proceeds (net credit turnover(4)) under subscriber / commission contracts with companies acting as payment agents (CB Platina LLC and others) and/or inter-operator settlements with VimpelCom JSC, MegaFon JSC and other telecommunication operators, totaling at least equivalent of 3,000,000,000.00 (three billion rubles).

4.1.10. Notify the Creditor in advance, but no later than 10 (ten) Business days, if the Borrower grants the right for direct debiting of funds from Borrower’s accounts maintained with the Creditor to third parties (credit institutions or other Creditors), regardless of the grounds for this.

4.1.11. Duly comply with all other terms of this Agreement.

5.   SECURITY FOR BORROWER’S OBLIGATIONS

5.1.   Hereby the Borrower and the Creditor have agreed that no security for Borrower’s obligations under the Agreement shall be provided.

SECTION II. CREDIT FACILITY TERMS AND PAYMENT PROCEDURE
FOR GRANTING AND REPAYMENT OF CREDIT

6.   CREDIT TERMS AND PROCEDURE

6.1.—6.5. GENERAL TERMS

6.1.   Credit limit under the Credit Facility (maximum amount of single indebtedness under the Facility) is: 2,450,000,000.00 (two billion four hundred fifty million) rubles.

6.2.   Credit purpose: financing of financial and economic activities of MTS Group.

6.2.1.     Borrower’s use of funds for the purposes other than those specified in this Agreement is not permitted.

6.2.2.     Following operations are not allowed using Credit funds:

The monthly net credit turnover is understood as the total amount of cash receipts to the Settlement account(s) and Settlement accounts in foreign currency with the Bank during the billing month net of the following receipts:

•                       Bank’s credits and loans from third parties;

•                       Erroneously credited (reversed) funds;

•                       Transfer of funds upon closing of deposit accounts with the Bank;

•                       Crediting funds received from the sale of bills of exchange of the Bank (except when funds are received as a payment for goods (works, services);

•                       Receipts reflecting currency conversion transactions on Foreign currency settlement accounts and Settlement accounts with the Bank, followed by crediting of funds to the same account;

•                       Transfer of Borrower’s funds from one account to the other account opened with the Bank;

•                      Proceeds from the Borrower’s sale of stock and other securities, participation shares, shares in the authorized (share) capitals of other entities.

•                  Borrower’s repayment of other borrowers’ obligations to the Creditor;

•                  Borrower’s repayment of its own obligations hereunder and under other credit agreements concluded with the Creditor;

•                  Borrower’s repayment of indebtedness under credits and loans to third parties;

•                  Granting loans to third parties by the Borrower, except for loans to companies of MTS Group;

•                  Purchase and redemption of bills of exchange by the Borrower (except for securities issued by the Bank, Bank of Russia, Russian Ministry of Finance and other persons as agreed with the Creditor);

•                  Purchase and redemption of equity securities (except for securities issued by the Bank, Bank of Russia, Russian Ministry of Finance and other persons as agreed with the Creditor);

•                  Acquisition of property from the Creditor which was obtained by the Creditor as a result of termination of Borrower’s obligations under previously granted credits as compensation;

•                  Investments to authorized capitals of third legal entities (including purchase of shares on the secondary market);

•                  Lease payments.

6.3.   The use of Credit facility:

6.3.1.     The end of Facility period is:        July 2013 (inclusive).

After the end of Facility period the Borrower in accordance with the terms of this Agreement loses its right to receive Credit Tranches.

6.3.2.     The Credit Facility is used in Credit Tranches, each of which is granted for the period not exceeding 180 (one hundred eighty) calendar days (however no later than the date specified in paragraph 6.4 of this Agreement).

6.4.   The Date of repayment of Principal under the Credit Facility is        in July 2013 (inclusive).

6.5.   The Creditor may refuse to grant to the Borrower the next Credit Tranche in full or in part should the circumstances specified in Article 7 arise, as well as in the event of Borrower’s failure to fulfill the conditions precedent established by p. 6.6.1 of this Agreement.

6.6.  CONDITIONS PRECEDENT

6.6.1.     The Credit Facility may be used up to the end of the Facility period subject to Borrower’s fulfillment of the following conditions:

6.6.1.1.       No events specified in Article 7 hereof occur.

6.6.2.     The Creditor is entitled to waive any of the conditions precedent specified in paragraph 6.6.1 of this Agreement unilaterally and at its own discretion.

6.6.3.     In the case before the end of the Facility Period the Borrower fails to fulfill the conditions precedent, except for the conditions waived by the Creditor in accordance with paragraph 6.6.2 hereof, the Creditor’s obligation to grant credit from the end of the Facility Period is terminated.

6.7.  THE PROCEDURE FOR CREDIT FACILITY USE

6.7.1.     The Credit Facility shall be used based on the Request for Credit Facility use (in the format of the Annex No. 1 hereto), hereinafter referred to as “Request”, by transferring funds in the amount of Credit Tranches under the Credit Facility to the Borrower’s Settlement account with the Bank specified in the Request.

The Creditor may grant Credit Tranche under the Credit Facility based on the Request submitted to the Bank via fax / as a scanned copy; herewith the Borrower shall provide to the Bank the original Request not later than 2 (two) Business Days after the date (day) of granting Credit specified in

p. 6.7.5 hereof.

6.7.2.     The Creditor will consider the Request as valid if it contains the following:

•                  Credit purpose;

•                  Credit Tranche amount;

•                  Bank details:

- Settlement account;

•                  Date when the Credit Tranche is granted;

•                  Date of Credit Tranche repayment.

6.7.3.     The Request may be submitted by the Borrower to the Creditor up to 12:00 Moscow time, not later than 2 (two) Business Days before the end of Facility Period.

6.7.4.     The Credit is granted by the Creditor within 2 (two) Business Days (but no later than 12:00 Moscow time) after the submission of Request or on the date of the Credit specified in the Request, if this date is within the time range exceeding 2 (two) Business days after the submission of the Request subject to the provisions specified in p. 6.7.3 of the Agreement, subject to compliance of such Request to the requirements of the Agreement.

6.7.5.     The date (day) of the Credit shall be the date (day) when the Credit amount was credited to the Settlement Account in the Bank.

6.8.  CREDIT FACILITY COST TERMS

6.8.1.     Beginning with the date following the date of granting the first Credit Tranche and up to the date of Credit Facility indebtedness repayment date the Borrower unconditionally and irrevocably undertakes to pay interest on the Credit Facility to the Creditor, being accrued on the actual amount of outstanding Principal under Credit Facility for each calendar day at the rate: MosPrime3M (on the business day preceding the date of Credit Tranche provision) plus 1.425% (one point four hundred twenty-five thousandths of a percent) per annum.

6.8.2.     Payment of Credit interest shall be made within the terms taking into account interest periods:

•       First interest period — from the date of the first Credit Tranche granting (not including that date) through the last calendar day of the first quarter of Credit.

Interest payment date — the last Business day of the first quarter of the Credit.

•       Subsequent interest periods — period from the first calendar day of the current quarter through the last calendar day of the current quarter.

Interest payment date — on a quarterly basis, on the last Business day of the current quarter.

•       Last interest period (for each Credit Tranche) — from the first calendar day of the quarter in which the Credit Tranche term ends through the date of Credit Tranche repayment.

Interest payment date — Credit Tranche repayment date.

6.8.3.     Interest is calculated in accordance with the requirements of the Regulation of the Bank of Russia No. 39-∏ dated 26.06.1998 On the Procedure of Accrual of Interest on Transactions Related to Attraction and Placement of Funds by Banks.

6.8.4.     In the case of early repayment of Credit (in full or in part), including in case of Credit acceleration by the Bank, the Borrower shall pay the full amount of accrued interest at once (i.e., pay interest accrued on the outstanding principal amount at the beginning of the trading day on the date of repayment of credit (or its part).

6.8.5.     The Borrower shall pay the Creditor a credit account maintenance fee at the rate of 0.15%

(zero point fifteen percent) per annum of the actual outstanding amount of Principal under the Credit Facility for each calendar day.

The payment procedure of credit account maintenance fee is similar to the procedure established by paragraph 6.8.2 of this Agreement for payment of interest on the credit.

6.9.   EARLY REPAYMENT OF CREDIT FACILITY

6.9.1.     The Borrower shall have the right to repay early the outstanding Credit indebtedness (in full or in part) and pay the accrued interest for the actual period of Credit by submitting written Notice to the Bank 1 (one) day before transferring the amount of Principal and interest to Bank account, indicating in the Notice the date and the amount of the Credit which is early repaid (reimbursed).

6.10.  OVERDUE DEBT

6.10.1.   If any payment under this Agreement or connected with performance hereof is not received by the Creditor within the time specified in this Agreement, all such non-effected and/or late payments of the Borrower hereunder shall be considered as the Borrower’s overdue debt to the Creditor.

6.10.2.   Beginning with the date following the date when overdue debt under Credit Facility Principal arises, and through the Credit Facility repayment date, the Bank may require payment of penalty in the amount of 0.05 (zero point five hundredths) per cent accrued on the amount of Credit Facility Principal overdue for every day of delay.

6.10.3.   Beginning with the date following the date when interest overdue occurs and through the date of its repayment in full, the Bank may require payment of penalty in the amount of 0.05 (zero point five hundredths) per cent accrued on the amount of Credit Facility interest overdue for every day of delay.

6.10.4.   Beginning with the date following the date when fee(s) overdue occurs and through the date of its repayment in full, the Bank may require payment of penalty in the amount of 0.05 (zero point five hundredths) per cent accrued on the amount of overdue debt for every day of delay.

6.11.    CREDITOR’S RIGHTS AND POWERS

6.11.1.   In order to fulfill obligations to repay the Credit, payment of accrued interest, fees and penalties, in full and in a duly manner, the Borrower hereby grants to the Bank the unconditional and irrevocable right for direct debiting of funds from the Borrower’s accounts opened with the Bank, starting from the day of Credit repayment, payment of accrued interest, fees and penalties, as well as in case the right to demand credit acceleration and interest due emerges, subject to the following order:

•    Settlement account;

•    Settlement account in foreign currency;

•    Other accounts of the Borrower opened with the Bank during the term of this Agreement.

6.11.2.   In the event there’re no funds on the Settlement account(s) of the Borrower in the amount sufficient for the proper fulfillment of obligations to repay the Credit, pay accrued interest, fees and penalties, the Borrower shall instruct the Bank to do the following:

6.11.2.1.     To write off funds from the foreign currencies from Borrower’s Settlement accounts in foreign currency in the Bank in the amount necessary for the proper fulfillment of obligations to repay the Credit, pay accrued interest, fees and penalties.

6.11.2.2.      To convert written off foreign currency at the exchange rate of the Bank and on terms set by the Bank for currency exchange operations on the day of the transaction;

6.11.2.3.      The funds in Russian rubles obtained after conversion shall be sent to the Settlement account of the Borrower with the Bank, after which the funds are debited directly as repayment of

Credit, payment of accrued interest, fees and penalties.

Herewith, all risks of exchange rate change during currency conversion operations are borne by the Borrower.

6.11.3.   The Borrower hereby unconditionally and irrevocably authorizes the Creditor to pay costs and expenses of the Creditor in accordance with p. 4.1.4. hereof by direct debiting the respective amounts from the Settlement Account / Settlement Account in foreign currency.

6.11.4.   The Borrower hereby unconditionally and irrevocably acknowledges that the rights and powers assigned to the Creditor in accordance with the terms of this Agreement are cumulative and mutually reinforcing. Creditor’s failure to exercise its rights under this Agreement, including the time of the events specified in Article 6.11 of this Agreement, shall not constitute Creditor’s waiver to exercise such rights in the future. Single or partial exercise of Creditor’s rights granted to it hereby shall not constitute grounds for termination of any other rights available to Creditor hereunder.

6.12.    PAYMENT PROCEDURE

6.12.1.   The Borrower shall send all payments under this Agreement, including the repayment (reimbursement) of Principal and interest, possible penalties and fees to the Bank with mandatory indication of payment purpose, date and number of this Agreement in the payment document.

6.12.2.   In case there’re no sufficient funds for the fulfillment of Borrower’s Monetary obligations hereunder in full, the following order of priority for repayment of Credit indebtedness is established (subject to the chronological order of Tranches granting):

•                  Overdue interest;

•                  Overdue fees;

•                  Overdue principal;

•                  Fees;

•                  Interest;

•                  Principal;

•                  Penalty (fine) charged on the overdue interest and fees;

•                  Penalty (fine) charged on the overdue principal.

6.12.3.   The Creditor is entitled to change the repayment priority specified by this article unilaterally, to the extent permitted by law, and inform about this the Borrower in writing after making the corresponding decision.

6.12.4.   For the purposes of settlements under this Agreement, on the date of fulfillment of Borrower’s Monetary obligations, the Borrower shall ensure that there’re funds available at its Settlement accounts in the amount sufficient for direct debiting of funds by the Bank, or shall fulfill Monetary obligations of the Borrower hereunder by transferring funds from Borrower’s accounts with the Bank or other credit organizations.

6.12.5.    In case there’re no funds on Borrower’s Bank accounts or the funds are insufficient for fulfillment of all relevant requirements, including the requirements of the Creditor, or inability to write off the money from Borrower’s Bank accounts for other reasons, the Borrower shall fulfill Borrower’s Monetary obligations by transferring funds from its accounts with other credit institutions to the correspondent account of the Bank specified in Article 12 of this Agreement, under payment orders, after conversion of funds to the currency of obligations, if necessary.

6.12.6.   The date of receipt of any payment by the Creditor under this Agreement shall be the date (day) of actual write-off of funds from the Settlement account / Settlement account in foreign currency

(when payments are made from Bank accounts) or the date (day) of their crediting to the Bank’s correspondent account specified in Article 12 of this Agreement (when payments are made from accounts in other credit institutions).

6.12.7.   If the Borrower has to pay any kind of taxes, fees, etc. for any reason when effecting the payment to the Creditor, the Borrower shall increase the amount of payment so that the Creditor could receive the full amount of payment to be paid by the Borrower pursuant to this Agreement.

6.12.8.    If the date of the next Borrower’s payment hereunder is not a Business Day, the Borrower shall make such payment in the next Business day following the date of this payment established by the Agreement.

SECTION III. THE PROCEDURE FOR SUPERVISION OVER THE GRANTED
CREDIT

7.   CREDIT TERMS CHANGE

7.1.   The Creditor has the unconditional right, at its sole discretion and with prior written notice to the Borrower, to cancel, terminate and/or suspend the use of the Credit Facility or reduce the Debt limit to any amount, or to demand early repayment of indebtedness under the Credit within 30 (thirty) business days from the date of receipt of the corresponding Creditor’s notice in case any of the following events occurs, except when such event has ceased within 10 (ten) Business days from the date when the Borrower became aware of such event:

7.1.1.     Complete or partial default of Borrower’s obligations and terms stipulated in Articles 3 (paragraph 3.2), 4 and 8 of this Agreement.

7.1.2.     Revealing the facts of unreliability of documents submitted by the Borrower to the Creditor when the Credit was obtained or during the term of this Agreement, unreliability of statements made by the Borrower hereunder, inconsistency of accounting to accounting rules.

7.1.3.     Significant deterioration in the financial status of the Borrower which is, according to commercially reasonable and informed opinion of the Bank, obviously compromising the fulfillment of obligations on Credit repayment.

7.1.4.     Arbitration court accepts petition of an interested party to recognize the Borrower insolvent (bankrupt), (except when such petition is rejected (left undecided) within 60 (sixty) calendar days after the accepting the petition).

7.1.5.     The Borrower, during a period of six consecutive months ending on the last day of each respective fiscal year, or the corresponding fiscal quarter of the Borrower, receives a claim (claims) for payment of money or recovery against property or requisition of property, the amount of which exceeds 300,000,000 (three hundred million) U.S. dollars in aggregate or its equivalent in the currency of the Russian Federation at the exchange rate of Bank of Russia on the day of filing the claim and another currency, converted into U.S. dollars through currency exchange rates against the Russian Federation ruble, established by the Bank of Russia on the day of the claim (provided that the amount of at least one of such claims exceeds 30,000,000 (thirty million) U.S. dollars or its equivalent in Russian currency at the exchange rate of the Bank of Russia on the day of the claim or its equivalent in another currency, converted into U.S. dollars through currency exchange rates against the Russian Federation ruble, established the Bank of Russia on the day of the claim) and the judicial decision on satisfaction of such claim(s) has entered into force.

When calculating the amount of claim(s), any claim(s), including a claim(s) for the recovery of any amount, claim(s) on the transfer of property, claim(s) to declare transactions null and void, as well as court decisions to satisfy any such claim(s) becoming effective are not taken into account, where the subject matter of such claim(s) relates to the acquisition by the Borrower (any affiliate of the Borrower) of participation shares in OsOO Bitel (location: 121, Chui Prospect, Bishkek, 720000, the Republic of Kyrgyzstan), or based on such a purchase, or otherwise associated with it, in the amount not exceeding 330,000,000 (three hundred thirty million) U.S. dollars in aggregate.

7.1.6.     Material breach of Borrower’s obligations under other agreements (contracts) concluded with the Bank, subject to Bank’s decision on acceleration of amounts due under such obligations breached.

7.1.7.     Adoption of the decision on its reorganization in accordance with the procedure specified by the Legislation (except for the reorganization in the form of accession of Borrower’s Subsidiaries to the Borrower), liquidation of the Borrower.

7.1.8.     Borrower’s request to terminate the bank account contract(s) related to opening and maintenance of the Settlement account / Settlement account in foreign currency.

7.1.9.     In case there is a judicial act which became effective in respect of the Borrower (except for the claims specified in paragraph 7.1.5.) or a decision is made by government agencies, local government bodies, which is, at the reasonable opinion of the Bank, clearly compromising the fulfillment of obligations to repay the Credit.

7.1.10.   There is a loss of significant part of Borrower’s property during the period of six consecutive months ending on the last day of each respective fiscal year, or the corresponding fiscal quarter of the Borrower, the book value of which exceeds 50 (fifty) percent of the book value of Borrower’s assets according to its balance for the last reporting date, and if such loss of property compromises the fulfillment of obligations to repay the Credit.

7.1.11.   Borrower’s debtors default on their monetary obligations of the total amount exceeding 50 (fifty) percent of the book value of assets of the Borrower according to its balance for the last reporting period.

7.1.12.   The Borrower avoids recovery of overdue debt from its debtors if the total amount of debt overdue exceeds 50 (fifty) percent of the book value of the assets of the Borrower in accordance with its balance sheet for the last reporting period.

7.1.13.   In other cases stipulated by the Legislation.

7.2.     Upon occurrence of any of the circumstances specified in paragraph 7.1 of this Agreement, the Creditor is entitled to send to the Borrower a written notice containing the requirements to the Borrower no less than 10 (ten) working days before the date of execution of the requirements. The notice shall be sent to the Borrower by fax +7 495 223-21-68 (fax number of the Borrower), the original notice is sent by courier or registered mail (registered mail with return receipt requested) to the address specified in Article 12 of this Agreement. The Borrower shall fulfill the requirements within the time specified in the notice.

7.3.   Creditor’s failure to exercise its rights hereunder or delay in exercising such rights (in full or in part), shall not constitute Creditor’s waiver to exercise such rights in the future, and single and/or partial exercise of such rights by Creditor shall not constitute grounds for termination of such Creditor’s rights in future.

7.4.   Discharge of obligations of the Borrower and the Creditor hereunder cannot be made by offsetting uniform counter claims arising from other agreements concluded between the Borrower and the Creditor.

8.   REPORTING AND ON-SITE INSPECTIONS

8.1.    The Borrower shall provide to the Creditor copies of the following documents, on a quarterly basis, no later than 10 (ten) Business days after the expiry of the time limits established by the Legislation for submission of corresponding Borrower’s accounting forms of the current year for the last reporting period to authorized state bodies

8.1.1.     Accounting forms, including:

• Balance Sheet (Form No. 1);

• Profit and Loss Statement (Form No. 2).

8.1.2.     Information and interpretation for balance sheet, including:

• Details of accounts payable and receivable of the Borrower;

• Bank accounts statements (from servicing banks (other than GPB (OJSC)) / bank account statements certified by the authorized officer of the Borrower;

• Certificates of Borrower’s indebtedness and credit payments, the presence / absence of overdue credits, presence of issued and existing warranties and guarantees / certificate of current liabilities to banks certified by the authorized officer of the Borrower.

8.2.   The Borrower shall provide to the Creditor the copies of the following accounting documents for the last reporting year on an annual basis, until April 10th of the current year:

8.2.1.     Annual accounting forms, including:

• Balance Sheet (Form No. 1);

• Profit and Loss Statement (Form No. 2);

• Statement of Changes in Equity (Form No. 3);

• Statement of Cash Flows (Form No. 4);

• Annex to the Balance Sheet (Form No. 5).

8.2.2.     Explanatory note to the annual financial statements.

8.2.3.     The final part of the auditor’s report confirming the reliability of accounting statements of the Borrower for the last reporting year.

8.2.4.     Information and interpretation to the annual balance sheet.

8.3.   Simultaneously with provision of accounting statements, the Borrower shall submit to the Creditor the certificate containing the following information:

•                  Accounts opened with other credit institutions;

•                  Presence (including the amount) / absence of the Borrower’s List 2 charges (settlement documents not paid on time) on all open settlement (current) accounts;

8.4.   The copies of accounting statements submitted shall be duly certified (with the round seal, signed by the director and chief accountant of the Borrower or persons authorized to certify such documents under powers of attorney presented) and bear a mark of receipt by tax authority at the place of Borrower’s state registration, or be accompanied with any other document acknowledging receipt of the reporting by tax authority via electronic communication or by mail.

In the case changes are made to the Borrower’s reporting in accordance with Russian accounting standards, the Borrower shall provide to the Bank the information about the changes no later than 10 (ten) Business days after the date of reporting to authorized state authorities.

Documents containing confidential information shall be provided according to the procedure established for this type of information. The date (day) of Borrower’s submission of accounting documents and other documents required by this Article shall be determined by the date of actual receipt of the above documents by the Creditor.

8.5.   During the whole term of the Agreement, upon the first written request of the Bank and no later than 5 (five) business days before the proposed date of inspection represented by authorized representative of the Bank, the Borrower shall take all reasonable measures to provide the Bank or other person authorized by the latter the possibility(5) to carry out inspection at Borrower’s site, aimed at obtaining information on the condition of property and business operations of the Borrower.

SECTION IV. MISCELLANEOUS

9.   ASSIGNMENT OF RIGHTS AND TRANSFER OF DEBT

9.1.     The Creditor is entitled to assign its rights under the Agreement to a third party with subsequent written notice to the Borrower concerning the effected transfer of rights; herewith, the Creditor shall request written consent of the Borrower for making such a assignment, which consent shall not be withheld by the Borrower without any reasons.

9.2.   The Borrower may assign its rights and transfer obligations under the Agreement to third parties only subject to written consent of the Creditor.

10.  APPLICABLE LAW. SETTLEMENT OF DISPUTES

10.1. The rights and obligations of the Parties not regulated by the provisions of this Agreement shall be governed by the Legislation.

10.2. This Agreement is executed and shall be construed in accordance with the Legislation.

10.3. If any provision of this Agreement becomes or is declared invalid or contrary to the Legislation as a result of changes and amendments to the Legislation, all other provisions of this Agreement shall remain in force.

10.4. Disputes or disagreements shall be resolved in accordance with the procedure provided for by Legislation in the Arbitration Court of Moscow.

11.  AMENDMENTS. MISCELLANEOUS

11.1. Amendments and additions to this Agreement and its termination shall be executed as additional agreements that shall be the integral part hereof. This condition does not apply to unilateral change of the terms of this Agreement by the Bank (including, in accordance with paragraphs 6.12.3 and 7.1 hereof).

11.2.  Any notice or other communication sent by the Parties to each other hereunder shall be made in writing, signed by an authorized person, sent by fax +7 495 223-21-68 (fax number of the Borrower), the original message sent by courier or registered mail (registered mail with return receipt requested) to the address specified in Article 12 of this Agreement.

11.3. This Agreement shall enter into force upon signing and is valid until the date of fulfillment of Borrower’s obligations hereunder.

11.4. This Agreement was signed in Moscow on July        2011, in three copies of equal legal force, one copy for the Borrower, and two copies for the Creditor.

(5) The above possibilities should include, among others:

•             Access of authorized representatives of the Bank to the production, storage, administrative, and other premises used by the Borrower in its activities, and the appropriate use rights for which are reflected in its accounting statements;

•             Direct meetings and consultations with the officials engaged in management of Borrower business;

•             Access to any and all documented information of the Borrower, except the information of limited distribution which is confirmed by the relevant regulations (in case the Bank doesn’t have any relevant legal documents confirming the right of access to such information).

12.    CORRESPONDENCE AND ADDRESSES OF THE PARTIES

12.1. The official correspondence regarding Agreement matters shall be made in Russian with mandatory indicating the reference Credit Facility Agreement dated July          2011 No. 207/11-P and shall be sent by courier or registered mail (registered mail with return receipt requested), telegraphic message, or fax. Correspondence sent by fax should be necessarily sent by courier or registered mail.

12.2. The Parties shall notify each other in writing on the forthcoming changes in their addresses, telex, fax, phone numbers no less than 10 (ten) calendar days prior to the change.

12.3. Address and payment details of the Parties:

Creditor

16, Nametkina street, bldg. 1, Moscow, 117420, INN 774 400 1497, correspondent account No. 30101 810 2 0000 0000823 with Moscow GTU of the Bank of Russia, customer account No. 47422 810 1 0000 0000051, BIC 044 525 823

U.S. Dollars payment details: DEUTSCHE BANK TRUST COMPANY AMERICAS, NEW YORK 130 Liberty Street, New York, NY 10006 USA SWIFT CODE: BKTR US 33 account N 04414534 in favor of Gazprombank. To be credited to the account 47422840200000000044

Euro payment details: Commerzbank AG, Frankfurt-am-Main SWIFT: COBADEFF account 4008870370 01 EUR. To be credited to the account 47422978800000000044

Borrower

Mobile TeleSystems Open Joint Stock Company, 4, Marksistskaya street, Moscow, 109147, INN 7740000076, settlement account No. 40702810100000004460, foreign currency settlement account No. 40702978000000004460 with Gazprombank (Open Joint Stock Company), BIC 044525823.

Signatures of the Parties:

On behalf of the Creditor	On behalf of the Borrower

Seal here	Seal here

Annex No. 1

To the Credit Facility Agreement

No. 207/11-P

Dated        July 2011

Our Ref. No.

                               20

Gazprombank (Open Joint Stock Company)

REQUEST FOR CREDIT

In accordance with the Credit Facility Agreement No.           /11-P dated        July 2011 (hereinafter the “Agreement”), hereby we kindly request                                      to provide on                                20       the funds (Credit) in the amount of                                for the period through                   20       inclusive (the date of Tranche repayment) and credit the funds to our Settlement account No.                      with Gazprombank (Open Joint Stock Company).

The amount of funds (Credit) will be used by us for the purposes specified in paragraph 6.2 of the Agreement.

Terms and concepts used in the Request have the same meaning as in the Agreement, unless otherwise follows from the context of the Request.

This Request for Credit is the integral part of the Agreement.

Hereby we also confirm that as of                              20    , all statements, representations and obligations contained in the Agreement are true and being complied with.

On behalf of the Borrower

Chief Accountant:
Full name

Signature	Full name

Signature

Seal here